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                                                               EXHIBIT 10.24


                                 L E A S E


         THIS LEASE ("Lease") made as of the 25th day of January, 1996 by and between DONALD V. MARIUTTO and EUGENE L. MARIUTTO, both with an address at 4573 Ponce de Leon Boulevard, Coral Gables, Florida 33146 ("Landlord"), and PRECISION RESPONSE CORPORATION, a Florida corporation with offices at 1505 N.W. 167th Street, Miami, Florida 33169 ("Tenant"). Landlord and Tenant are referred to individually as a "Party" and collectively as the "Parties."

         SECTION 1. DEMISE; TERM. Landlord demises and leases to Tenant, and Tenant leases and takes from Landlord, premises legally described on Exhibit "A" ("Premises"). The term of this Lease ("Lease Term") shall commence on the date which is the first occurring of (i) 30 days from the date of execution and delivery of this Lease by both Parties or (ii) the commencement date of Tenant's lease for 11975 S.W. 140th Terrace, Miami, Florida ("Commencement Date"). The Lease Term shall expire as of midnight at the end of the month on which the third anniversary of the Commencement Date occurs.

         SECTION 2. RENT. Tenant agrees to pay to Landlord at the address of Landlord specified in or furnished pursuant to this Lease, during the Lease Term, as rent, the sum of $27,500 per annum in monthly installments of $2,291.66 plus one twelfth of applicable real estate taxes in advance on the first day of each month. On execution of the Lease, Tenant agrees to pay Landlord the first month's rent in the amount of $2,291.66. If the Commencement Date or expiration date of this Lease is on a date other than the first day and last day respectively of any month, then the rent shall be prorated for the first and last months of this Lease. Should Tenant fail to pay any monthly payment of rent by the 5th of the month in which such payment is due then there shall also be due and payable with such delinquent payment a late charge equal to 4% of the amount of the payment due but there shall not be more than one late charge imposed with respect to any monthly payment. The rent payable under this lease shall be a net rent to Landlord exclusive of all other charges relating to the operation of the Premises which shall be paid by Tenant.

         SECTION 3. SECURITY DEPOSIT. On execution of the Lease, Tenant agrees to pay Landlord, as a security deposit for the performance by Tenant of the provisions of this Lease, the sum of $5,000. Upon the occurrence of an event of default, as described in Section 11 of this Lease, Landlord can use the security deposit, or any portion of it, to cure the default. If Tenant is not in default at the expiration or termination of this Lease, and Tenant has paid Landlord the restoration costs described in paragraph 23(f), Landlord shall return the security deposit to Tenant within 15 days following expiration of this Lease to Tenant. Landlord's obligations with respect to the security deposit are those of a debtor and not a trustee. Landlord may maintain the security deposit separate and apart from Landlord's general funds or may commingle the security deposit with Landlord's general and other funds. Landlord shall not be required to pay Tenant interest on the security deposit.

         SECTION 4.  IMPOSITIONS.

         A. For the period following the Commencement Date, Tenant shall pay when due all of the following, referred to collectively as "Impositions" and individually as an "Imposition": (a) all real estate taxes and assessments, all water and sewer rents, and other governmental charges, imposed against the Premises, any personal property or any rent; (b) all sales, use and similar taxes which at any time may be levied, assessed or payable on account of the leasing or use of the Premises; (c) all charges for utilities


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(including water, sewer, garbage and electricity) and communications services rendered to or used on the Premises; and (d) all maintenance and other charges, including but not limited to security fee levied by any property owners association having jurisdiction over the Premises provided as to charges payable in installments Tenant shall be obligated for those installments payable during the Lease Term. The provisions of this Section shall not require Tenant to pay any municipal, state or federal income taxes assessed against Landlord or any municipal, state or federal capital levy, estate, succession, inheritance, franchise or transfer taxes of Landlord. Should any assessments be payable in installments, Tenant may pay same in installments and shall be obligated for only those installments which are due and payable on behalf of the period within the Lease Term. Tenant shall furnish to Landlord, upon request by Landlord, the bills of the appropriate taxing authority respecting any Imposition marked "PAID" or otherwise reflecting and evidencing that the same has been paid. Landlord, promptly following receipt of any bill for real estate taxes, assessments, water and sewer charges or other utility payments, shall forward such bill to Tenant for payment. Tenant may contest or review any Impositions in Tenant's name or in Landlord's name, if appropriate. Upon any reduction, cancellation or discharge, Tenant shall pay the amount finally levied or assessed against the Premises or adjudicated to be due and payable on any such contested items. If there shall be any refund, it shall be allocated to Tenant.

         B. Tenant's obligation for real estate taxes and assessments shall extend to those imposed against any improvements on the Premises. Taxes and assessments for the tax year in which this Lease commences and terminates shall be prorated between Landlord and Tenant so that Tenant will be responsible for only that portion attributable to the Lease Term.

         SECTION 5. INSURANCE. Tenant shall procure and maintain with respect to the Premises during the Lease Term general commercial liability insurance in an amount of at least $2,000,000 for injury or loss of life to one or more persons in one accident, and at least $100,000 for property damage. All insurance shall be carried in favor of Landlord, Tenant and any other parties designated by Tenant, as their respective interests may appear. All insurance shall be taken in responsible companies licensed to do business in the state in which the Premises is located. Certificates of such insurance shall be delivered to Landlord. Each policy shall contain the agreement of the insurer to give Landlord at least 15 days notice prior to cancellation of the policy. All insurance may be provided by so called "blanket" policies covering property of Tenant, or any parent, subsidiary or affiliate of Tenant, in addition to the Premises. A portion of any insurance coverage may be provided by so called "umbrella" policies. All insurance policies may contain a deductible not in excess of $50,000. Each Party waives, to the fullest extent permitted by their applicable policies, the right of subrogation which any insurer of such Party may have against the other Party by reason of any damage to any improvements on the Premises. Neither Party ("Exonerated Party") shall be liable to the other ("Insured Party") or to any insurance company (by way or subrogation or otherwise) insuring the Insured Party for any loss or damage to property or loss of income or loss under workman's compensation laws and benefits, even though such loss was occasioned by the negligence of the Exonerated Party, its agents, employees or contractors, if such loss is covered by insurance benefitting the Insured Party.

         SECTION 6. USE. Tenant shall use the Premises as an unimproved or improved parking area, and with the consent of Landlord, for other lawful purposes. Tenant will promptly comply with all present and future legal requirements, foreseen or unforeseen, which may be applicable to Tenant's manner of use of the Premises, but Tenant shall have the right to contest the validity or application of all legal requirements by appropriate proceedings brought in good faith. Landlord will execute and deliver any reasonable documents necessary or proper to permit Tenant to so contest. Tenant will not generate, use, store or dispose of any hazardous substances on the Premises except strictly in accordance with law and


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upon receiving consent of the Landlord which may be withheld in Landlord's sole and complete discretion for any reason whatsoever, except Landlord consents to use of paint normally used in painting a parking lot. Tenant will indemnify and hold harmless Landlord for any environmental liability by reason of any activities of Tenant in violation of this sentence. Tenant will obtain risk insurance naming Landlord as additional insured for any hazardous substances generated, used, stored or disposed of by Tenant with Landlord's consent except for substances noted above. Landlord covenants that so long as Tenant faithfully performs the terms of this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises for the Lease Term Premises during such period without molestation or disturbance from any source.

         SECTION 7. LIENS. Tenant will discharge any lien, encumbrance or charge which might be or become a lien, encumbrance or charge upon the Premises by reason of any work on behalf of Tenant. If any mechanic's, laborer's or materialman's lien shall be filed against the Premises by reason of any work performed on behalf of Tenant, Tenant, within 30 days after notice of filing, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant fails to cause the lien to be discharged within such period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, together with interest at the rate of 12% per annum from the date of payment by Landlord, shall constitute additional rent payable by Tenant to Landlord on demand. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, to any contractor, subcontractor, laborer or materialman for any specific alterations to or repair of the Premises, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Premises.

         SECTION 8. ASSIGNMENT AND SUBLETTING. Tenant may assign this Lease or sublet all or portions of the Premises provided that any such assignment or subletting shall not release Tenant from performance of all of Tenant's obligations under this Lease and Tenant shall remain primarily liable for such performance. Tenant shall notify Landlord of such sublease or assignment and provide Landlord with the name(s) and address(es) of said sublessee(s) or assignee(s).

         SECTION 9. BROKER. Landlord and Tenant each represents and warrants to the other that they have not dealt with any broker on account of the lease of the Premises other than Eagleton Kathe Property Company, Cushman & Wakefield of Florida, Inc. and Nu-World Realty, Inc. (collectively "Broker"). Each Party agrees to defend, indemnify and hold harmless the other from and against any and all claims, damages, costs, liabilities, suits, settlements, judgments, actions, fees, including attorneys' fees, court costs and expenses of every nature in connection with any claim for or matter related to brokerage, finder's or similar fees, compensation or otherwise in any way directly or indirectly related to this Lease, by reason of the indemnifying Party's actions except that Tenant will not indemnify Landlord for any payments due to Broker. Landlord agrees it will pay all compensation due to Broker pursuant to a separate agreement with Broker. Landlord acknowledges Nu-World Realty, Inc. is affiliated with Tenant.

         SECTION 10. CONDEMNATION. If any portion of the Premises is taken or condemned by any competent authority by the exercise of any right of eminent domain or in condemnation proceedings and any parking spaces are reduced in number directly or indirectly ("Taken" or a "Taking"), then, at the option of Tenant, the Lease Term shall cease and terminate as of the date upon which title shall vest in such authority. The rent shall be apportioned and paid up to said date. If the Lease is not terminated,





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the rent thereafter due and payable shall be reduced in proportion to the area of the Premises Taken. In such case, Landlord shall make the award available for restoration up to the costs of said restoration, to be reasonably agreed upon between the Parties, and Tenant shall restore such Premises as nearly as possible to their condition prior to such Taking, but Tenant shall not be obligated to expend any funds other than the amount of the award for such Taking made available to Tenant. If the Premises are Taken, all awards for the value of the Premises shall be paid to Landlord and Tenant shall not be entitled to any part. Tenant may make a claim against the condemning authority, but not against Landlord, for Tenant's damages by reason of such Taking.

         SECTION 11. EVENTS OF DEFAULT. Each of the following shall be an Event of Default:

         (a) If Tenant (i) institutes any proceeding to be adjudged a bankrupt, (ii) consents to the filing of a bankruptcy proceeding against Tenant, (iii) files a petition or answer or consent seeking its reorganization or readjustment under the Bankruptcy Act or any other state or federal law, or otherwise invokes any law for the aid of debtors, or consents to the filing of any such petition, (iv) consents to the appointment of a receiver, liquidator or trustee in bankruptcy or insolvency of Tenant or of all or a substantial portion of its property, (v) makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or (vi) fails to dismiss within 90 days after filing any proceeding described in this Section 11(a)(i)-(iv) against Tenant.

         (b) If Tenant fails to pay Landlord any rent or additional rent when due and within 10 days following notice of such failure from Landlord.

         (c) If Tenant fails to perform any other covenant or condition of this Lease on Tenant's part to be performed for a period of 30 days after notice to Tenant of such failure, or, if performance cannot be reasonably completed within such 30 day period, Tenant fails to commence such performance within such 30 day period or fails diligently thereafter to complete same.

         Upon the happening of any Event of Default, Landlord may, at Landlord's option, elect one or more of the following remedies:

         (A) give notice to Tenant specifying such Event of Default and stating that this Lease shall expire and terminate on the date specified in such notice, which shall be at least 15 days after the giving of such notice, said period set forth in such notice shall not be construed as offering Tenant an additional right to cure any Event of Default; upon the date specified, this Lease and all rights of Tenant under this Lease shall expire and terminate as if that date were the date definitely fixed for the termination of the Lease Term; or

         (B) terminate Tenant's right of possession (but not this Lease) and repossess the Premises by summary proceedings, without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord will, to the extent required by applicable law, attempt to relet the same for the account of Tenant for such rent and upon such terms as are satisfactory to Landlord, making any necessary or customary repairs, changes, alterations or additions in or to Premises at Tenant's expense. If Landlord fails to relet the Premises, or if the same is relet for less than the rent due from Tenant to Landlord, Tenant will pay to Landlord as damages a sum equal to the sum of (x) any costs incurred by Landlord in recovering possession of the Premises and preparing the same for re-rental, and (y) the difference, if any, between the rent reserved in this Lease and the amount, if any, realized from such





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reletting, net of all expenses thereof, as it becomes due for the shorter of the period of such reletting or the remaining Lease Term.

         Upon termination of this Lease or Tenant's right to possession pursuant to this Section, Landlord may, at Landlord's option: (i) bring summary proceedings against Tenant pursuant to the laws of Florida; (ii) let or relet the Premises for the whole or any part of the remainder of the Lease Term or for a longer period; (iii) collect all unpaid rent and other sums provided in this Lease; and (iv) take any and all other action and pursue all other rights and remedies provided at law or under this Lease. Out of any amount received from reletting, Landlord shall pay to itself: the cost of retaking, repairing and/or altering the Premises and removing all persons and property; the cost sustained in securing any new tenants, and, if Landlord shall maintain and operate the Premises, the cost and expense of operating and maintaining the Premises; any balance remaining on account of the liability of Tenant to Landlord for all rent unpaid by Tenant for the remainder of the Lease Term. No termination of the Lease or reentry by Landlord, whether under summary proceedings or otherwise, shall absolve or discharge Tenant from liability. Each right and remedy of Landlord in this Lease shall be cumulative and shall be in addition to every other right or remedy in this Lease or now or hereafter existing at law. The exercise by Landlord of any one or more of the rights or remedies shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies under this Lease or at law.

         SECTION 12. NOTICES. Whenever this Lease provides that notice, demand, request, approval, exercise of an option or other communication (collectively "Notice") shall or may be given to or served upon either of the Parties by the other, each such Notice shall be in writing and shall be effective for any purpose if given to or served upon the Party to be notified by hand delivery, federal express (or other air courier service), Fax or by mailing the same to such Party by registered or certified mail, postage prepaid, return receipt requested. Any Notice shall be addressed to the Party to be notified at the address set forth above or at such other address as such Party may from time to time designate by Notice given to the other Party as provided in this Section. Every Notice shall be deemed to have been given or served upon the earlier of the date received (or the date upon which delivery is attempted if receipt is refused) or on the third day following the day deposited in the United States mails, postage prepaid, in the manner aforesaid.

         SECTION 13. RELEASE UPON TRANSFER. Upon any transfer of the Premises, the transferor shall be relieved of all obligations of Landlord thereafter becoming due and it shall be deemed and construed without further agreement between the Parties or between the Parties and the transferee that such transferee has assumed and agreed to carry out any and all obligations of Landlord, including, but not limited to, Tenant's option to purchase described in Section 24.

         SECTION 14. CAPTIONS. The captions used in this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, or the Section to which they apply, nor in any way affect this Lease.

         SECTION 15. COST OF PERFORMANCE; CONSENTS. Except as otherwise specifically indicated to the contrary, whenever it is indicated in this Lease that Landlord or Tenant may, shall or will perform any act then such act shall be performed at the sole cost and expense of the performing Party. Whenever it is indicated that any action is subject to the consent or approval of any Party such consent or approval may not be unreasonably withheld or delayed or conditioned upon the payment of any consideration.





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         SECTION 16.  ENTIRE AGREEMENT; COUNTERPARTS.This Lease contains the entire agreement between the Parties and cannot be changed or terminated orally, but only by an instrument in writing executed by the Party against whom enforcement is sought. It may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         SECTION 17. SUCCESSORS AND ASSIGNS. The agreements, terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns in accordance with the terms of this Lease.

         SECTION 18. GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of Florida. Any actions or disputes related to this Lease or the rights, obligations or liabilities of the Parties shall be commenced and held in Dade County, Florida.

         SECTION 19. ESTOPPEL CERTIFICATES. Landlord and Tenant each agree, as reasonably requested by the other Party, to execute and deliver to the other, within 10 days of receipt of the request therefor, a statement certifying that this Lease is in full force and effect and unmodified (or if there have been modifications, stating the modifications), certifying the dates to which the rent has been paid, stating whether or not, to the best knowledge of the signer, the other Party is in breach in the performance of any of its Lease obligations and, if so, specifying each such breach and furnishing such other information as may be reasonably requested. It is intended that any statement delivered pursuant to this Section may be relied upon by others with whom the Party requesting such certificate may be dealing.

         SECTION 20. RADON. Pursuant to Florida Statutes Section 404.056(8), the following notice is given to Tenant: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

         SECTION 21. ATTORNEYS FEES. In the event of any action or proceeding between the Parties arising out of or related to this Lease, the prevailing Party shall be entitled to recover against the non-prevailing Party the costs incurred, including reasonable attorneys (and paralegal) fees at trial and upon appeal.

         SECTION 22. INDEMNIFICATION. Tenant will indemnify and hold harmless Landlord against and from all liabilities, obligations, damages, penalties, claims, charges and expenses, including reasonable attorneys' fees, which may be imposed upon, incurred by or asserted against Landlord during the Lease Term for: (a) any negligence on the part of Tenant or any of its agents, contractors, servants, employees, licensees, invitees, tenants or occupants; and (b) any injury or death to any person or damage to or loss of property occurring in, on or about the Premises other than through the acts or negligence of Landlord.

         SECTION 23. ALTERATIONS. Tenant may, at any time and from time to time, make changes, alterations, improvements and additions (collectively and individually referred to as "Alterations") in or to the Premises at is sole cost and expense, subject to the following:

         (a) No permanent structures shall be undertaken without the prior consent of Landlord, but Landlord's consent shall not be required for improvements to the Premises for parking purposes, including, without limitation, grading, graveling or paving and installation of parking lot lighting.




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Provided, however, Tenant shall furnish Landlord with a copy of the plans and specifications, as approved by Dade County Building and Zoning and the Property Owners Association, upon commencement of such Alternations.


         (b) Any Alterations shall be made promptly and in a workmanlike manner and in compliance with all applicable legal requirements. Tenant will obtain any necessary permits or authorizations. Landlord shall join in the application for any permits or authorizations, if necessary, but shall be indemnified and held harmless from and against any and all loss, expense, liability and attorneys' fees resulting from such joinder.

         (c) Any Alterations will be made in conformity with Deerwood Park of Industry restrictions and covenants.

         (d) The cost of such Alterations shall be paid promptly so that the Premises will at all times be free of liens for labor and materials.

         (e) Tenant shall maintain during the period of such Alterations workmen's compensation insurance covering all persons employed in connection with the work being performed.

         (f) The Alterations will be surrendered at the expiration of the Lease Term in good condition, reasonable wear and tear and casualty damage excepted, however, the Landlord shall have the option, in its sole discretion, to demolish all or part of the Alterations to the Premises and restore all or part of the Premises to its original condition at the commencement of the Lease. Tenant shall pay for 100% of the reasonable costs incurred on restorations for up to 50% of the Premises' total square footage plus the costs to terminate electric and water service. Landlord shall provide Tenant with a cost estimate for said restoration. After receiving Landlord's cost estimate, Tenant shall have the option, in its sole discretion within 15 days of receipt of Landlord's estimate, of securing an independent bid for restoration from a reputable general contractor. Tenant shall be responsible for its portion of renovation costs up to the amount of the most competitive bid that complies with Dade County Building requirements.


         SECTION 24. TENANT'S OPTION TO PURCHASE. As long as Tenant is not in default under Section 11 above beyond any applicable grace period, Landlord grants to Tenant the option to purchase ("Option") the Premises as is prior to the expiration or earlier termination of this Lease. The Option may be exercised by Tenant by giving notice to the Landlord at least 60 days prior to expiration or termination of the Lease. The purchase price ("Purchase Price") of the Premises shall be $275,000. Tenant acknowledges receipt of evidence of Landlord's title, American Title Insurance Company, Owners Policy # 0114035 dated May 16, 1983 insuring title to the Premises for $248,000. The closing shall be held within 90 days following the expiration or earlier termination of the Lease, or at such other date agreed to by the Parties. If the closing takes place prior to the expiration of the Lease Term as set forth under
Section 1 above, Tenant shall pay the balance, if any, of base rent due for any remaining Lease Term at closing but Tenant shall be entitled to a credit against the purchase price for all monthly payments of real estate taxes for the calendar year in which the closing occurs. If the closing takes place after the expiration of the Lease Term, Tenant agrees to pay Landlord a prorated rental based on the rent set forth under Section 2 and Section 4 above, for the number of days following the expiration of the Lease Term up until, but not including, the closing date. There shall be no real estate tax prorations and Tenant shall pay the real estate tax. Tenant will be responsible for payment of documentary stamps and surtax.




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Landlord will be responsible for payment of all brokerage commissions pursuant to Landlord's separate agreement(s) with real estate broker(s). The Lease shall be terminated at closing at Tenant's election. Except as provided for in this Section 24, the terms of the sale and purchase shall be those contained in the then current Florida Bar form of Contract for Sale and Purchase.


         SECTION 25. SHORT FORM LEASE. Simultaneously with the execution of this Lease or at any time thereafter, upon request of either of the Parties, both Parties agree that they will promptly execute a Short Form Lease or Memorandum of Lease which may be recorded and shall contain notice of Tenant's option to purchase stating that said option shall terminate at the expiration or earlier termination of the Lease unless Tenant exercises said option in which event closing shall occur no later than 90 days after the expiration of the Lease.


Signed, sealed and delivered             LANDLORD
in the presence of:                      --------


Sign: /s/ Gary P. Simon
     -------------------------           /s/ Donald V. Mariutto
Print Name: Gary P. Simom                ----------------------
           -------------------           DONALD V. MARIUTTO

Sign: /s/ Lisette Valdes
     -------------------------
Print Name: Lisette Valdes               /s/ Eugene L. Mariutto
           -------------------           ----------------------
         (as to both parties             EUGENE L. MARIUTTO
           constituting Landlord)

                                         TENANT
                                         ------

                                         PRECISION RESPONSE CORPORATION,
                                           a Florida corporation

Sign: /s/ Martin A. Schwartz
     --------------------------
Print Name: Martin A. Schwartz           By: /s/ Thomas C. Teper
           -------------------           ----------------------------
                                           Vice President

Sign: /s/ Olga Apeland
     -------------------------
Print Name: Olga Apeland
           -------------------
         (as to Tenant)


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                                 EXHIBIT "A"


                        LEGAL DESCRIPTION OF PREMISES


         Lot 7 in Block 3 of DEERWOOD PARK OF INDUSTRY SECTION ONE, according to the plat thereof, recorded in Plat Book 118, at Page 31, of the Public Records of Dade County, Florida.